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                                                                    Exhibit 99.1


NEWS RELEASE                                                 [PICTURETEL LOGO]

Contact for PictureTel:                                     Contact for Spectel:
Kevin Caviston/Nicole Burdette                              Claire Mc Bride
O'Keeffe & Company, Inc.                                    Spectel
610-325-6553                                                011-353-1207-5627

                           SPECTEL ACQUIRES MULTILINK
                           FROM PICTURETEL CORPORATION


ANDOVER, MA, AND DUBLIN, IRELAND, NOVEMBER 29, 2000 - PictureTel(R) Corporation (Nasdaq: PCTL), the world leader in integrated collaboration, and Spectel, a global leader in conferencing solutions, today announced that Spectel has acquired substantially all of the assets of MultiLink,(R) Inc. from PictureTel Corporation. Established in 1984, MultiLink is the worldwide market leader in audioconferencing technology.

         Spectel is a leading provider of state-of-the-art conferencing solutions to service bureaus, next generation carriers, Application Service Providers (ASPs), and corporations across the globe. The acquisition will significantly increase Spectel's worldwide share of the voice-data collaboration market. Already established globally, Spectel will leverage the MultiLink acquisition to strengthen its presence within the U.S.

         Under the terms of the agreement, Spectel has acquired substantially all of the assets of MultiLink,(R) Inc. from PictureTel Corporation for $26 million in cash plus up to $4 million of Spectel common stock based on a formula tied to MultiLink's total 2000 revenue, which will be determined as of December 31, 2000.

         "The MultiLink sale marks an important milestone for PictureTel," states Lew Jaffe, president, PictureTel. "This is the last action we needed to take to refocus on our core capability - developing and delivering real-time visual collaboration solutions. In addition, the sale brings important cash reserves to support these efforts. We have sold off non-core businesses, we have restructured our management team to more tightly align products and service offerings, and, importantly, we are achieving significant marketplace traction with the PictureTel 900 Series(TM), the first in a family of iPower(TM) products. The PictureTel 900 Series is being selected, time and time again, by leading organizations as they work to best leverage their corporate knowledge resources."

         "We are proud to welcome the MultiLink team to Spectel. The experience they bring from over 16 years of building and maintaining market leadership in global conferencing systems will be a tremendous asset to our company," said Spectel's President and CEO, Gerard Moore. "MultiLink brings 100 U.S.-based employees and worldwide market leadership in terms of their installed base. This acquisition significantly strengthens Spectel's ability to serve the global conferencing systems market. Our objective is to provide service providers and enterprise customers with superior technology and support that will allow them to build scalable, high-


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performance conferencing services and applications. The acquisition provides the ideal platform to transform that objective into reality."

ABOUT MULTILINK
       MultiLink is the worldwide market leader in audioconferencing technology. Since 1984, MultiLink's audio and data conferencing solutions have been utilized by the world's leading service providers, Fortune 1000 corporations, consulting firms, and federal/state/local government agencies. B-to-B companies of all sizes depend on MultiLink technology to conduct critical business meetings addressing investor relations, crisis management, constituent relations, project management, focus groups and polling services. MultiLink is an ISO 9001-registered corporation. For further corporate, product and service information, visit the web site at www.multilink.com or call 1-800-YOUR-BRIDGE.

ABOUT SPECTEL
         Spectel is a leading provider of proprietary multimedia conferencing solutions. The company brought to market the world's first fully integrated web portal voice and data conferencing system for use by Conference Service Providers, new generation carriers, application service providers (ASPs) and enterprise customers. With worldwide headquarters in Dublin, Ireland, Spectel conducts business on a global basis through its regional offices in Atlanta, Boston, Chicago, Denver, London, and Singapore. Customer and system support is available 24 hours a day, seven days a week. Spectel customers include companies such as ACT Teleconferencing, American Airlines, American Express, Citizens Conferencing, Eircom, Ericsson, Gateway, Glyphics, Intel, Nomura, net2phone, Royal Bank of Canada, Siemens, Singapore Telecom, Telenor, and UBS Warburg. For more information regarding Spectel please visit the Web site at www.spectelglobal.com.

ABOUT PICTURETEL
         PictureTel Corporation (Nasdaq: PCTL) is the world leader in developing, manufacturing, and marketing a full range of visual- and audio-collaboration and streaming-video solutions. The company's systems meet customers' collaboration needs from the desktop to the boardroom. PictureTel also markets network conferencing servers and a comprehensive portfolio of enterprise-wide services. Additional PictureTel information is available at www.picturetel.com. PictureTel collaboration products and services eliminate the barrier of distance, enabling people to be Anywhere Now(TM).




This release includes projections and other forward-looking statements about the company's revenues, earnings, and other measures of economic performance. Actual results could differ materially from forecasts due to many factors such as, for example, competitive pressures, changes in technology and the difficulty of forecasting in overseas markets and indirect channels. Additional information concerning risks that could cause actual results to differ is contained in the company's annual report on Form 10K as filed with the SEC. The company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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PictureTel is a registered trademark of PictureTel. All other marks are the trademarks or registered trademarks of their respective owner